AMENDMENT NO. 1
to the
INVESTMENT SUB-ADVISORY AGREEMENT

This Amendment is made as of June 1, 2011 to the Investment Sub-Advisory Agreement (“Agreement”) among Munder Series Trust (“MST”), on behalf of each of its series set forth on Schedule A, as may be amended from time to time (each, a “Fund” and, together, the “Funds”), Munder Capital Management (“Advisor”), a Delaware general partnership, and Integrity Asset Management, LLC (“Sub-Advisor”), a Delaware limited liability company.

WHEREAS, on May 17, 2011, the Board of Trustees of MST ratified and approved the Sub-Advisory Agreement on behalf of two additional Funds, Munder Veracity Small-Cap Value Fund and Munder Micro-Cap Equity Fund and approved the fees payable by MCM to Integrity for investment advisory services to be provided to each such Fund;

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed among the Advisor, the Sub-Advisor and MST as follows:

1.	Schedule A to the Agreement is hereby replaced with the attached Schedule A effective as of June 1, 2011.

2.	Schedule B to the Agreement is hereby replaced with the attached Schedule B effective as of June 1, 2011.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the date first set forth above.

MUNDER SERIES TRUST

By:	/s/ Stephen J. Shenkenberg
Name: Stephen J. Shenkenberg
Title: Vice President, Secretary, Chief Legal Officer and Chief Compliance Officer

MUNDER CAPITAL MANAGEMENT

By:	/s/ Peter K. Hoglund
Name: Peter K. Hoglund
Title: Managing Director and Chief Financial Officer

INTEGRITY ASSET MANAGEMENT, LLC

By:	/s/ William H. McNett
Name: William H. McNett
Title: Senior Portfolio Manager & Principal

SCHEDULE A
As of June 1, 2011

Munder Series Trust

Munder Integrity Mid-Cap Value Fund
Munder Integrity Small/Mid-Cap Value Fund
Munder Micro-Cap Equity Fund
Munder Veracity Small-Cap Value Fund

SCHEDULE B
As of June 1, 2011

Fund	Annual Fees (as a Percentage of Daily Net Assets)
Munder Integrity Mid-Cap Value Fund	0.50%
Munder Integrity Small/Mid-Cap Value Fund	0.60%
Munder Micro-Cap Equity Fund	0.60%
Munder Veracity Small-Cap Value Fund	0.60%